NETWORK ASSOCIATES REPORTS SECOND QUARTER REVENUE OF $216.6 MILLION Wednesday July 16, 5:30 am ET

SANTA CLARA, Calif., July 16 /PRNewswire-FirstCall/ -- Network Associates, Inc. (NYSE: NET - News) today announced that for the second quarter ended June 30, 2003, consolidated net revenue was $216.6 million. On a GAAP basis, Network Associates' second quarter net earnings were $1.1 million, or $0.01 per share -- diluted. Pro forma net earnings for the second quarter were $20.0 million, or $0.11 per share -- diluted.

In the second quarter, the company completed the acquisitions of IntruVert Networks and Entercept Security Technologies and ended the quarter with cash and marketable securities totaling $735 million.


"Our new intrusion prevention solutions -- McAfee IntruShield and McAfee Entercept -- deliver on the strong customer demand for products that empower them with the ability to prevent security breaches before they occur," said George Samenuk, chairman and CEO of Network Associates. "These products are unparalleled on the market today and represent a great opportunity for growth for Network Associates."

    Operating Highlights

    Regarding the company:


Executing on its intrusion prevention strategy, Network Associates announced the completion of both the IntruVert Networks and Entercept Security Technologies acquisitions. The IntruVert technology analyzes the entire network for malicious activity and prevents or blocks malicious traffic. The Entercept technology prevents malicious activity at individual hosts or servers, namely: file servers, web servers, and database servers.


In the second quarter, Network Associates expanded its board of directors with the appointment of Robert B. Bucknam, former chief of staff for the Federal Bureau of Investigation (FBI).


The company also announced the appointment of Kevin Weiss to the position of executive vice president of worldwide sales. In his new role, Weiss will be responsible for the company's five geographical regions: North America, Europe, Middle East and Africa (EMEA), Asia Pacific, Latin America and Japan. Weiss joined Network Associates in October of 2002 as head of Network Associates' EMEA region.


Also in the second quarter, Network Associates announced the formation of its McAfee Network Security Technologies business unit, which is comprised of the recently acquired IntruShield family of intrusion prevention appliances. Parveen Jain, formerly the CEO of IntruVert Networks, serves as president of this new unit.


Regarding products


McAfee Security


Network Associates announced several new McAfee products in the second quarter. As the first product in the company's multi-faceted approach to combat enterprise spam, McAfee SpamKiller for Exchange Small Business addresses the need that small and medium sized businesses (SMBs) have to reduce their liability, reclaim network storage space and allow employees to work more efficiently.


In addition, Network Associates announced McAfee ePolicy Orchestrator 3.0, offering the ability to push updates to as many as 50,000 systems in an hour or less, as well as new features to make it even easier for small businesses to use.


The company also announced the beta release of McAfee PortalShield, a new virus protection and content scanning product for Microsoft Office SharePoint Portal Server 2003 Beta 2.

McAfee Desktop Firewall 8.0, a comprehensive desktop and server defense solution that features packet and application firewall and desktop lockdown technology shipped in the second quarter. This newest version of McAfee Desktop Firewall enables enterprise customers to secure remote and fixed clients from threats such as malicious code, hackers and unauthorized applications.


Continuing to fortify the Network Associates intrusion prevention arsenal, McAfee Entercept 4.1 was announced, offering increased server protection speeds and enhanced management functionality.


Network Associates further extended its wireless offerings and partnerships announcing an agreement with Dell Computer to offer the new McAfee VirusScan PDA technology for Dell's Axim X5 Handheld Computers. Available today as a customizable solution for OEM partners and fully compatible with Windows Mobile 2003 for Pocket PCs, the technology provides real-time, on-device scanning, automatic or scheduled updating, and scanning during synchronization.


Network Associates also announced that Bytware, Inc. is integrating McAfee anti-virus technology into its product for the IBM eServer iSeries (AS/400) platform, to provide its customer base with comprehensive virus detection and cleaning.


McAfee AVERT (Anti-Virus Emergency Response Team) worked around the clock to keep virus writers and hackers at bay while ensuring that customers were quickly alerted to the detection of and protection from rapidly spreading Internet threats including Fizzer, Bugbear.b and SoBig.e.


Additionally, the McAfee products received several industry awards and accolades throughout the second quarter including: .NET Magazine "Reader's Choice" award for McAfee SpamKiller as Best Microsoft Exchange Security product, and McAfee VirusScan Enterprise 7.0 for "Best Windows Security" product; SC Magazine awarded the McAfee Active Client Security suite "Best Anti-Virus" product; University of Hamburg Virus Test Center awarded McAfee's anti-virus technology its first place ranking in the detection of viruses and other malware for the third consecutive year.


Network Associates continued to grow its customer base and had several customer wins including MCI for McAfee Active Virus Defense, University of Michigan for McAfee WebShield e1000 and McAfee ePolicy Orchestrator, New York State Office for Technology for the McAfee WebShield e1000 appliances, and the Office of Information Systems at the Oregon Department of Human Resources.


McAfee IntruShield


Network Associates launched its newly acquired McAfee IntruShield 1200 to provide mid-sized networks and branch offices of large enterprises and federal agencies complete network intrusion detection and protection. McAfee IntruShield 1200 completes the McAfee IntruShield product line and further reinforces Network Associates' commitment to protecting networks -- from the core to the edge -- from unauthorized threats intent on hindering or damaging network security.


McAfee Consumer


The McAfee online subscriber base continued to grow signing up more than 299,000 new subscribers, representing a 91% increase over the second quarter of 2002. This brings the total number of subscribers to 2.4 million and the average number of subscriptions per subscriber to 1.38.


Network Associates continued to aggressively target the consumer and small and home office market in the second quarter with McAfee SpamKiller 4.0, which now maintains nearly 85% of the consumer retail market, according to a recent report published by the NPD Group, a leading sales and information company.


Two new services were launched this quarter as part of Network Associates' partnership with AOL. McAfee VirusScan Online -- Brought to you by AOL is a new premium service that offers easy-to-use virus protection to AOL members who want an even safer and more secure online experience. The launch of the new premium service follows the rollout across AOL of email attachment scanning from McAfee, which automatically scans all AOL incoming and outgoing email attachments and protects users from viruses and other email threats. Also this quarter, Network Associates joined with RCN, the nation's largest provider of bundled telecommunications services, to provide all RCN's new and existing Internet users with McAfee security services.


In addition, the McAfee consumer products continued to gain worldwide recognition as leading anti-virus, anti-spam and firewall solutions. Citing its user-friendly, comprehensive, and easy-to-use features, Smart Computing magazine awarded McAfee Internet Security 5.0 with its "SmartChoice" award. McAfee SpamKiller 4.0 also garnered top marks in a competitive review in PC World magazine. Overseas, the McAfee products performed equally well with McAfee Parental Controls 2.0 winning the "Editor's Choice" award in French computer magazine Windows News and McAfee Internet Security 5.0 winning a review in the UK's Internet Magazine.


Sniffer Technologies


In the second quarter of 2003, Network Associates upheld its commitment to deliver innovative network management and availability solutions with the unveiling of the Sniffer Network Protection Platform. The platform is comprised of technologies that focus on protecting the entire spectrum of the enterprise network, from the core to the edge. The Sniffer Network Protection Platform is architected with purpose built solutions to reduce network security risks, optimize network performance, and improve business productivity, and consists of cutting-edge solutions including Sniffer Technologies s6040 appliance, Sniffer Distributed 4.3 software and the Network Performance Orchestrator (nPO) solution.


As the industry's first single box, blade-based appliance designed specifically for the core of Gigabit networks, Sniffer Technologies' s6040 appliance helps enterprise organizations significantly improve performance, productivity and cost-effectiveness across their network. The appliance offers unmatched monitoring performance and superior high-speed capture capabilities to fully optimize secure enterprise networks.


Sniffer Distributed 4.3 is a high-powered fault and network performance management solution that monitors and analyzes network traffic that has been advanced to provide superior reporting, analysis and modularity to ensure real-time delivery of network information across the enterprise. Also included with Sniffer Distributed 4.3 is the cost-effective deployment of RMON+ capabilities at remote sites or small branch offices, helping to make this a true edge-based solution.


The Sniffer nPO solution is the first integrated solution that provides central manageability and visualization for the Sniffer Network Protection Platform, and combines the power of nPO Manager 2.0 and nPO Visualizer 2.1. With added management and reporting functionality to deliver leading-edge technology, the nPO solution enables network and security professionals to effectively and securely manage their networks worldwide.


Network Associates also announced that leading NASCAR racing organization, Hendrick Motorsports, deployed the Sniffer Distributed, Sniffer Portable and Sniffer Wireless solutions to protect its gigabit and wireless networks. This multi-layered deployment of Sniffer solutions helps ensure reliable network accessibility across the organization in addition to secure wireless LAN communication among the team during race events.


Network Associates had several customer wins worldwide for Sniffer Technologies in the second quarter, including the Defense Logistics Agency's Defense Distribution Center for Sniffer Distributed and nPO Visualizer; University of Singapore, Lotto Rheinland-Pfalz GmbH and Kreditanstalt fur Wiederaulbau Bankengruppe for Sniffer s6040; SSM Health Care and the Department of Public Works and Government for Sniffer Distributed; and Siemens Business Services for Sniffer s6040 and the nPO solution.


Magic Solutions


In the second quarter of 2003, Network Associates demonstrated its dedication towards growth into new markets and product innovation with the general release of Magic HelpDesk IQ. Magic HelpDesk IQ is a browser-based help desk solution, developed specifically for small-and medium-size businesses. It is designed as an easy-to-deploy, adaptable help desk and IT inventory tracking solution that addresses the needs of growing businesses in any vertical industry.

In addition, Network Associates launched a new Magic Service Desk Enterprise Suite that combines the four most popular add-ons for Magic Service Desk into one offering. The new suite provides more features and functionality to the Magic Service Desk.


On the customer front, Network Associates announced the global deployment of the Magic Service Desk solution on Polycom's IT service desk network. Polycom, a leader in video, voice, data and web conferencing and collaboration solutions, selected Magic Service Desk for its patented web-based accessibility, simplicity of use, and unmatched service management functionality to help Polycom elevate its customer service levels and operational efficiencies worldwide.


Network Associates continued to build on its dedicated Magic customer base in the second quarter with several key wins including the Minnesota Supreme Court, CareGroup Beth Israel Deaconess, Farm Bureau Financial Services, Deutsche Telecom, Learning and Skills Council, Delphi Automotive, Serco Consultancy, GaVi-Geselleschaft and Datagis.


Financial Outlook


Network Associates expects third quarter net revenue to be between $220 million and $225 million. On a pro forma basis, the company expects third quarter net earnings to be between $0.10 and $0.12 per share. For the fourth quarter, the company expects net revenue to be between $255 million and $260 million, and pro forma net earnings to be between $0.20 and $0.22 per share. At the midpoint of the range, these expectations put Network Associates, for full year 2003, at $911 million for net revenue and $0.54 for pro forma net earnings.


Pro forma net earnings excludes interest expense on convertible debt, amortization expense, compensation charges relating to employee stock options, acquisition expenses, restructuring charges related to lease abandonment and reductions in force, costs related to the restatement of the prior period financial statements and expenses related to in process research and development.


Network Associates is unable to provide a pro forma-to-GAAP reconciliation of projected third quarter and fourth quarter net earnings per share. Among other reasons, the amount of any compensation charge (credit) related to stock options depends on changes in the trading price of Network Associates common stock. Network Associates estimates that every $1 increase, if any, over its stock price on June 30, 2003, would have increased our second quarter stock-based compensation charge by approximately $0.5 million. With respect to the other items, in the third quarter and fourth quarter 2003, it is estimated that (i) interest expense on convertible debt will be approximately $2.0 million in each quarter, and (ii) amortization expense will be approximately $3.5 million on intangibles and trademarks and $3.4 million on purchased technology in each quarter. The estimate for interest expense on convertible debt assumes no change in Network Associates' stock price or the LIBOR interest rate from June 30, 2003. The estimate for amortization expense does not include any future impairment of intangible assets with respect to previous acquisitions.


The company will host a conference call today at 8:30 a.m. Eastern, 5:30 a.m. Pacific to discuss quarterly results. Participants should call 888-381-5771 (U.S.), 210-234-0001 (international), pass code: NET. A Web cast of the call may also be found on the Internet at http://www.irconnect.com/net/ .


Attendees should dial in at least 15 minutes prior to the conference call. A replay of the call will be available until August 16, 2003 by calling 800-294-4340 (U.S.), 402-220-9772 (international).


The company has not yet filed its Form 10-K for year 2002 because the previously announced planned restatement of results for 2000, 1999 and 1998 is not complete. Further, as a result of the delay in filing our 2002 Form 10-K, we will delay filing the Form 10-Q for the first and second quarters of 2003 until the 10-K is filed. Network Associates currently plans to file these documents with the SEC by September 30, 2003. Because the restatement is not complete, Network Associates' outside auditors have not conducted a review of our condensed consolidated financial statements for the first and second quarters of 2003 in accordance with Statement of Auditing Standards, No. 100, "Interim Financial Information" ("SAS 100").

About Network Associates


With headquarters in Santa Clara, Calif., Network Associates, Inc. creates best-of-breed computer security solutions that prevent intrusions on networks and protect computer systems from the next generation of blended attacks and threats. Offering two families of products, McAfee System Protection Solutions, securing desktops and servers, and McAfee Network Protection Solutions, ensuring the protection and performance of the corporate network, Network Associates offers computer security to large enterprises, governments, small and medium sized businesses, and consumers. These two product portfolios incorporate Network Associates' leading McAfee, Sniffer and Magic product lines. For more information, Network Associates can be reached at 972-963-8000 or on the Internet at http://www.networkassociates.com/ .


Forward-Looking Statements


The foregoing contains forward-looking statements. Results of the second quarter 2003 announced herein are subject to change as a result of the SAS 100 review and possibly our planned restatement. Other forward-looking statements include those regarding Network Associates' expected operating results for the third and fourth quarters of 2003 and the anticipated capabilities of our recently introduced products. Actual results may vary, perhaps materially, from those contained in the forward-looking statements and the expected results may not occur. We may not capitalize on growth opportunities in new or existing markets or may not satisfactorily anticipate or meet our customer's needs or expectations. Among other factors, actual results are also subject to customer and distributor demand fluctuations and macro and other economic conditions both in the U.S. and internationally; successful business and technological integration of our recent acquisitions; successful sales force coordination and execution; attracting and retaining qualified sales force and other personnel; and successful development, introduction and adoption by customers of new products and enhancements that meet customer demand. More information on risks and uncertainties related to Network Associates and our business may be found in our filings with the SEC.


Introduction to Tables


Our operating results for second quarter 2003 have not been reviewed by our outside auditors in accordance with Statement of Auditing Standards, No. 100, "Interim Financial Information" ("SAS 100"). We previously announced that we would restate our fiscal 2000, 1999 and 1998 financial results to reflect revenue on sales to distributors on a sell-through basis, and possibly other items related to years prior to 2001 in connection with our previously announced SEC and Department of Justice investigations. We have reported revenue on sales to our distributors using the sell-through method of accounting since 2001. At that time, we also announced the related postponement of the filing of our 2002 Form 10-K. In conjunction with the completion of our planned restatement and the filing of our 2002 Form 10-K, a SAS 100 review of our operating results for first and second quarters of 2002 and 2003 will be conducted by our outside auditors.


Reconciliation of the presentation of pro forma results to GAAP are provided in the following tables. As described in the tables, pro forma net earnings excludes interest expense on our convertible debt, amortization expense, compensation charges relating to employee stock options, acquisition expenses, restructuring charges related to lease abandonment and reductions in force, costs related to the restatement of the prior period financial statements and expenses related to in process research and development.

                           NETWORK ASSOCIATES, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)
                                 (Unaudited)


                                                 Three Months Ended               Six Months Ended
                                                      June 30,                         June 30,
                                                 2003            2002            2003            2002
                                              ---------       ---------       ---------       ---------
Net revenue                                   $ 216,612       $ 232,959       $ 431,820       $ 453,671

Cost of net revenue                              33,128          39,785          64,749          80,421
Amortization of purchased
 technology                                       2,776           1,996           4,517           2,382

   Gross profit                                 180,708         191,178         362,554         370,868

Operating costs and expenses:

   Research and development(1)                   44,952          33,452          91,382          68,057

   Marketing and sales(2)                        88,077         106,726         176,629         209,200

   General and administrative(3)                 28,755          23,467          56,640          47,713

   Amortization of intangibles                    3,721             519           8,732           2,985

   Restructuring charge                           6,826               0          25,438           1,116

   Restatement charge                               955               0             955               0

   In-process research and
    development                                   6,600               0           6,600               0

   Acquisition retention bonuses
    and severance                                 1,299               0           1,299               0

   NAI tender offer related
    expenses                                          0             499               0           2,399

   Total operating costs and
    expenses                                    181,185         164,663         367,675         331,470

   Income (loss) from operations                   (477)         26,515          (5,121)         39,398

Interest and other income                         4,968           7,583          10,564          14,245
Interest expense on convertible
 debt                                            (2,034)         (7,899)         (5,220)        (15,589)
Gain (loss) on sale/disposal of
 assets and technology                             (904)             54            (867)          6,771
Gain on sale of securities                            0               0               0               0
Loss on redemption of debt                            0             (31)         (2,576)            (31)

   Income (loss) before provision
    for income taxes and minority
    interest                                      1,553          26,222          (3,220)         44,794

Provision for (benefit from)
 income taxes                                       445           3,242            (643)          4,645

   Income (loss) before minority
    interest                                      1,108          22,980          (2,577)         40,149

Minority interest in net income of
 consolidated subsidiaries                            0          (1,779)              0          (3,196)

   Net income (loss)                          $   1,108       $  21,201       ($  2,577)      $  36,953

Net income (loss) per share -
 basic                                        $    0.01       $    0.14       ($   0.02)      $    0.25
Net income (loss) per share -
 diluted                                      $    0.01       $    0.14       ($   0.02)      $    0.24

Shares used in per share
 calculation - basic                            161,082         147,222         159,954         145,829
Shares used in per share
 calculation - diluted                          165,349         154,747         159,954         154,791


(1) Includes stock-based compensation charges of $576 and ($1,233) for the three months ended June 30, 2003 and 2002, respectively, and $1,318 and ($1,115) for the six months ended June 30, 2003 and 2002, respectively.

(2) Includes stock-based compensation charges of $158 and ($1,312) for the three months ended June 30, 2003 and 2002, respectively, and $414 and ($1,137) for the six months ended June 30, 2003 and 2002, respectively.

(3) Includes stock-based compensation charges of $225 and ($1,316) for the three months ended June 30, 2003 and 2002, respectively, and $1,194 and ($895) for the six months ended June 30, 2003 and 2002, respectively.

                           NETWORK ASSOCIATES, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)
                                 (Unaudited)


                                                   June 30,        December 31,
                                                     2003              2002
                                                 -----------       -----------
Assets:
   Cash and marketable securities                $   713,623       $ 1,013,709
   Restricted cash                                    21,397            21,734
   Accounts receivable, net                          116,047           160,179
   Prepaid expenses and other current
    assets                                            54,865            51,188
   Fixed assets, net                                 108,360            89,277
   Deferred taxes                                    327,462           295,670
   Intangibles and other long term
    assets, net                                      630,915           425,171
         Total assets                            $ 1,972,669       $ 2,056,928

Liabilities:
   Accounts payable                              $    28,479       $    29,947
   Accrued liabilities                               335,436           315,003
   Deferred taxes                                     50,532            38,371
   Deferred revenue                                  355,625           323,461
   Convertible debentures                            357,625           532,272
   Other long term liabilities                         1,327               449
         Total liabilities                         1,129,024         1,239,503

Stockholders' Equity:
   Common stock                                        1,604             1,594
   Additional paid-in capital                      1,056,164         1,041,515
   Deferred compensation                              (1,187)           (5,736)
   Cumulative other comprehensive
    loss                                              (9,821)          (19,406)
   Accumulated deficit                              (203,115)         (200,542)
         Total stockholders' equity                  843,645           817,425
         Total liabilities and
          stockholders' equity                   $ 1,972,669       $ 2,056,928

                           NETWORK ASSOCIATES, INC.
                      PRO FORMA STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)
                                 (Unaudited)


                                              Three Months Ended          Six Months Ended
                                                   June 30,                    June 30,
                                              2003          2002          2003          2002
                                            --------      --------      --------      --------
Net revenue                                 $216,612      $232,959      $431,820      $453,671

Cost of net revenue                           33,128        39,785        64,749        80,421

  Gross profit                               183,484       193,174       367,071       373,250

Operating costs and expenses:

  Research and development                    44,376        34,685        90,064        69,172

  Marketing and sales                         87,919       108,038       176,215       210,337

  General and administrative                  28,530        24,783        55,446        48,608

  Amortization of intangibles                      0             0             0             0

  Stock compensation charge                        0             0             0             0

  Acquisition and related costs                    0             0             0             0

    Total operating costs and
     expenses                                160,825       167,506       321,725       328,117

Income from operations                        22,659        25,668        45,346        45,133

Interest and other income
 (expense), net                                4,064         7,583         9,660        14,245
Interest expense on convertible
 debt                                              0             0             0             0

  Income before provision for
   income taxes and minority
   interest                                   26,723        33,251        55,006        59,378

Provision for income taxes                     6,681         6,650        13,752        11,875

  Income before minority
   interest                                   20,042        26,601        41,254        47,503

Minority interest in net income
 of consolidated subsidiaries                      0             0             0             0

  Net income                                $ 20,042      $ 26,601      $ 41,254      $ 47,503

Net income per share - diluted              $   0.11      $   0.15      $   0.22      $   0.27

Shares used in per share
 calculation - diluted                       184,441       177,755       184,145       177,797



NOTE: The above per share calculations treat outstanding convertible debt on an as-converted basis, resulting in an increase of 19,092,000 shares and 23,006,000 shares for the three months ended June 30, 2003 and 2002, respectively, and 19,092,000 shares and 23,006,000 shares for the six months ended June 30, 2003 and 2002, respectively.


The company believes that the above pro forma information is an additional meaningful measure of operating performance. However, this pro forma information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating results and other financial information as determined under accounting principles generally accepted in the United States of America.

                           NETWORK ASSOCIATES, INC.
         RECONCILIATION OF PRO FORMA STATEMENTS OF OPERATIONS TO THE
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)
                                 (Unaudited)


                                                   Three Months Ended              Six Months Ended
                                                        June 30,                       June 30,
                                                  2003            2002            2003            2002
                                                ---------       ---------       ---------       ---------
Network Associates, Inc. pro forma
 net income                                     $  20,042       $  26,601       $  41,254       $  47,503

  Amortization of purchased technology             (2,776)         (1,996)         (4,517)         (2,382)

  Amortization of intangibles                      (3,721)           (519)         (8,732)         (2,985)

  Stock compensation charge                          (959)          3,861          (2,926)          3,147

  Interest expense on convertible debt             (2,034)         (7,899)         (5,220)        (15,589)

  Restructuring charge                             (6,826)              0         (25,438)         (1,116)

  Restatement charge                                 (955)              0            (955)              0

  In-process research and development              (6,600)              0          (6,600)              0

  Acquisition retention bonuses and
   severance                                       (1,299)              0          (1,299)              0

  Gain on sale of assets and
   technology                                           0              54              37           6,771

  Income tax benefits                               6,236           3,408          14,395           7,230

  Acquisition related costs not
   subject to capitalization                            0            (499)              0          (2,399)

  Loss on redemption of debt                            0             (31)         (2,576)            (31)

Network Associates, Inc. net income
 (loss)                                             1,108          22,980          (2,577)         40,149

  Minority interest in net income of
   consolidated subsidiaries                            0          (1,779)              0          (3,196)

Network Associates, Inc. consolidated
 net income (loss)                              $   1,108       $  21,201       ($  2,577)      $  36,953

Net income (loss) per share - diluted           $    0.01       $    0.14       ($   0.02)      $    0.24

Shares used in per share calculation
 - diluted                                        165,349         154,747         159,954         154,791